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                                                                     EX-99.B(10)




              [ LETTERHEAD OF BALLARD, SPAHR, ANDREWS & INGERSOLL ]


                                November 17, 1988



Flag Investors Telephone Income Fund, Inc.
135 East Baltimore Street
Baltimore, Maryland  21202

Gentlemen:

                  We have acted as counsel for Flag Investors Telephone Income Fund, Inc. (the "Fund") in connection with the organization of the Fund. We have examined and participated in the preparation of the Fund's Articles of Incorporation, its By-Laws, its minutes of meetings and forms of unanimous consent of its Board of Directors and Shareholders, and Post-Effective Amendment No. 9 under the Securities Act of 1933 and Amendment No. 11 under the Investment Company Act of 1940 to the Registration Statement on Form N-1A (No. 2-87336) (the "Registration Statement") filed with the Securities and Exchange Commission on November 18, 1988 pursuant to which the Fund expressly adopted the registration statement of Flag Investors Telephone Income Trust as its own.

                  Based upon the foregoing and our consideration of such other matters as we have deemed necessary, we are of the opinion that, assuming that the Registration Statement is declared effective on January 19, 1989, upon such effectiveness, the shares of common stock of the Fund (the "Shares"), when issued and paid for pursuant to the terms of the offering as described in the Fund's Prospectus filed as part of such Registration Statement, will be legally issued, fully paid and non-assessable.

                  We hereby consent to the inclusion of this opinion as Exhibit 10 to the Registration Statement.

                       Very truly yours,

                       /s/ Ballard, Spahr, Andrews & Ingersoll